EXHIBIT 10.1

Pine Financial Group

6990 W 38th Avenue, Suite 208

Wheat Ridge, CO

80033

February 27, 2025

Dear Mr. Jared Seidenberg:

Re: PFG Fund V, LLC 1-A Notice of Qualification dated January 8, 2025 (the “Offering”)

Further to our conversation this week, effective February 28, 2025, DealMaker Securities is terminating its engagement regarding the Offering.

We have notified the technology platform and DealMaker Reach, LLC and you will receive separate termination confirmations. DealMaker Reach will transfer all marketing materials to you.

Should you have any questions, please let us know.

Sincerely,

Meighan Leon

CLO

DealMaker Securities, LLC

4000 Eagle Point Drive Corporate Drive, Suite 950 Birmingham, AL 35242